Exhibit 10.55

Date:    November 6, 2013

To:    John McEnroe

From:    Carl Casale

Subject:    Succession Planning Incentive

You are a valuable contributor to CHS, and Country Operations has grown considerably under your leadership. I appreciate your accomplishments in the successful growth of our retail business and would like to recognize your contributions, as well as ensuring a successful transition of your responsibilities and the responsibilities of your leadership team.

I would like to make certain we have the right talent in place to succeed you at the time of your retirement, and that we give the successor adequate time to work with you before fully assuming the responsibilities of your position. I also want to ensure we have strong successors for the other members of the Country Operations leadership team.

In exchange for the completion of the succession plan outlined below, CHS will pay you an incentive equal to one year’s base salary. This succession planning incentive is being offered in exchange for the following:

•	Successful fulfillment of your duties and responsibilities from now through future retirement date

•	The effective training and development of strong successors to your leadership team as your leadership team plans their individual retirements

•	An efficient and effective transition of your responsibilities at the time of your retirement to successor candidate.

I know you will work to ensure we have strong leadership in place who will assume such responsibilities when needed. Thank you again for your teamwork and continued dedication to CHS.

Sincerely,

/s/ Carl M. Casale

Carl M. Casale